EXHIBIT 3.1

                                   FORM OF
                            AMENDED AND RESTATED
                         ARTICLES OF INCORPORATION
                                     OF
                          UNION BANKSHARES COMPANY*

      Pursuant to 13A MRSA Section 403, the undersigned, acting as incorporator(s) of a corporation, adopt(s) the following Articles of
Incorporation:

      FIRST: The name of the corporation is Union Bankshares Company, and it is located in Maine, at Ellsworth.

      SECOND: The name of its Clerk, who must be a Maine resident, and the address of its registered office shall be:

                Sally J. Hutchins
                Union Bankshares Company
                66 Maine Streeet
                Ellsworth, Maine 04605

      THIRD: The number of directors constituting the initial board of directors of the corporation is 20.

      FOURTH: The board of directors is authorized to increase or decrease the number of directors.

                If the board is so authorized, the minimum number, if any, shall be 10 directors, and the maximum number, if any shall be 25 directors.

      FIFTH:    There shall be only one class of shares, viz, common.

                Par value of each share: $12.50.

                Number of shares authorized: 1,200,000.

      SIXTH: Meetings of the shareholders may not be held outside the State of Maine.

      SEVENTH:  There are no preemptive rights.

      EIGHTH: Other provisions of these articles, if any, including provisions for the regulation of the internal affairs of the corporation are set out in Exhibit __ attached hereto and made a part hereof.


* Incorporates all Articles of Amendments filed with the Secretary of State of the State of Maine since February 1, 1984.


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